Exhibit 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the incorporation by reference of the statements of reserves and references to us appearing in the Annual Report on Form 10-K of Infinity, Inc. for the year ended December 31, 2004 and in the Company’s registration statements on Form S-8 (including Nos. 333-31950, 333-117390, 333-107838, 333-96691, 333-71590 and 333-44898) and Form S-3 (including Nos. 333-15723, 333-52742, 333-122702, 333-121648, 333-112849, 333-69292 and 333-96671), any prospectuses or amendments or supplements thereto, and in any amendment to any of the foregoing.

NETHERLAND, SEWELL & ASSOCIATES, INC.
By:	/s/ Frederic D. Sewell
Frederic D. Sewell
Chairman and Chief Executive Officer

Dallas, Texas
March 30, 2005